Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Fourth Quarter and Twelve Months
(In millions except per share amounts)

UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002

Revenues	$ 2,665.9	$ 2,428.6	$ 9,876.2	$ 8,891.0

Cost of goods sold	1,973.3	1,854.4	7,471.0	6,786.6

Selling & administrative expenses	428.7	394.0	1,538.3	1,423.9

Restructuring charges	(1.3)	15.3	(3.2)	41.9

Operating income	265.2	164.9	870.1	638.6

Interest expense	(40.1)	(53.3)	(176.5)	(230.3)

Other income/(expense)	2.0	(4.3)	(5.9)	(25.2)

Earnings before taxes	227.1	107.3	687.7	383.1

Provision for taxes	31.1	(18.7)	94.2	17.5

Earnings from continuing operations	196.0	126.0	593.5	365.6

Discontinued operations, net of tax	1.4	57.4	51.0	95.4

Earnings before cumulative effect
of change in accounting principle	197.4	183.4	644.5	461.0

Cumulative effect of change in
accounting principle, net of tax	-	-	-	(634.5)

Net earnings/(loss)	$ 197.4	$ 183.4	$ 644.5	$ (173.5)

Basic earnings per share
- Continuing operations	$ 1.13	$ 0.74	$ 3.47	$ 2.16
- Discontinued operations	$ 0.01	0.34	$ 0.30	0.57
- Change in accounting principle	$ -	-	$ -	(3.76)
	$ 1.14	$ 1.08	$ 3.77	$ (1.03)

Diluted earnings per share
- Continuing operations	$ 1.11	$ 0.74	$ 3.44	$ 2.15
- Discontinued operations	$ 0.01	0.34	$ 0.30	0.56
- Change in accounting principle	$ -	-	$ -	(3.73)
	$ 1.12	$ 1.08	$ 3.74	$ (1.02)

Average number of common
shares outstanding:
Basic	173.7	169.2	171.1	168.9
Diluted	175.8	170.0	172.4	170.2

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION